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                                                                      EXHIBIT 5


                [LETTERHEAD OF GRAY CARY WARE & FREIDENRICH LLP]
                  400 Hamilton Avenue, Palo Alto, CA 94301-1825
           Phone: 650-833-2000   Fax: 650-833-2001   www.graycary.com



March 18, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Ladies and Gentlemen:

As legal counsel for NexPrise, Inc., a Delaware corporation (the "Company"), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 5,875,905 shares of the Common Stock, $0.0002 par value, of the Company which may be issued pursuant to options granted under the InfoPrise, Inc. 2000 Nonemployee Equity Incentive Plan and the InfoPrise, Inc. 2000 Equity Incentive Plan, which have been assumed by the Company (collectively, the "Assumed Options") and the NexPrise, Inc. 1998 Stock Plan and NexPrise, Inc. 1999 Director's Stock Option Plan (collectively, the "Plans").

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are admitted to practice only in the State of California and we express no opinion concerning any law other than the law of the State of California, the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware Corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California.

Based on such examination, we are of the opinion that the 5,875,905 shares of Common Stock which may be issued upon the exercise of Assumed Options and options granted pursuant to the Plans are duly authorized shares of the Company's Common Stock, and, when issued against receipt of the consideration therefor in accordance with the provisions of the Plans, and in the case of the Assumed Options, the Agreement and Plan of Merger and Reorganization dated February 4, 2002 by and among the Company, InfoPrise, Inc., a Delaware corporation, Indigo Acquisition Corporation, a Delaware corporation, Raj Tolani, Can Nguyen, and Timeline Venture Investors I, LP as Principal Stockholders and Timeline Venture Management, LLC, as Securityholders' Agent, will be validly issued, fully paid and nonassessable.


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We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.


Respectfully submitted,

/s/ GRAY CARY WARE & FREIDENRICH LLP

GRAY CARY WARE & FREIDENRICH LLP